EXHIBIT 99.1

Contacts:
Investor Relations	Media Relations
Glenn Etherington	Ed Bryson
Chief Financial Officer	Public Relations Manager
(972) 403-8501	(972) 543-5117
getherington@metasolv.com	ebryson@metasolv.com

METASOLV ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

PLANO, TEXAS, October 14, 2003 - MetaSolv, Inc. (Nasdaq: MSLV), a global leader in communications management solutions for next-generation and traditional networks and services, today announced that it expects revenue for the quarter ended September 30, 2003, to decline approximately 20-22 per cent from second quarter revenue of $21.8 million. The Company attributed the unexpected decline in revenues primarily to delays by prospective customers that adversely impacted software license sales. As a result of the revenue decline, the Company expects to post a net loss of between $0.25 and $0.28 per share. These results include the amortization of intangible assets, which totaled $0.05 per share, after tax, for the third quarter.

“The third quarter was particularly challenging for us as several large software license orders did not close as planned,” said Curtis Holmes, MetaSolv’s President and Chief Executive Officer. “This weakness was particularly material in North America, which has traditionally represented the bulk of our core business. While our third quarter was disappointing, we are continuing to work the delayed transactions and anticipate that the fourth quarter will show significant improvement. We continue to remain focused on delivering value to our customer base, while at the same time returning the Company to positive cash flow.”

During the quarter, the Company continued to show progress in reducing its cost structure. Operating costs for the third quarter are expected to decline by more than $2 million compared to the second quarter, with an additional decline expected in the fourth quarter.

MetaSolv will announce its full financial results after the market close on October 29, 2003. At that time management will hold a conference call to discuss these results. Details of the call will be provided in a separate release.

About MetaSolv

MetaSolv, Inc. (Nasdaq:MSLV) is a leading, global provider of comprehensive service fulfillment software solutions for communications service providers. MetaSolv’s advanced operations support system (OSS) solutions integrate and automate key operational processes and functions, including service and subscriber provisioning, network resource management, network data collection, and service quality management. More than 170 global fixed-line and mobile operators – including Nextel, BT, Vodafone, Cable & Wireless, T-Mobile, Brasil Telecom, Telstra, and others – use MetaSolv’s products and services to achieve increased revenues, reduced costs, and enhanced customer service. MetaSolv is a global company, headquartered in Plano, Texas, with regional offices in Toronto, Ottawa, London, Sophia-Antipolis, France, Rio de Janeiro, and other key global cities. MetaSolv’s web site is www.metasolv.com.

MetaSolv is a registered trademark. The MetaSolv logo and MetaSolv Solution are trademarks of MetaSolv Software, Inc. All other trademarks are property of their respective owners.

This press release contains forward-looking statements that are based upon current expectations and assumptions and involve a number of risks and uncertainties. Actual results could differ materially from MetaSolv’s current expectations. MetaSolv assumes no obligation to update any such forward-looking statement. Using the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, MetaSolv cautions you that these statements may be affected by

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the important factors, among others, described in the documents and reports filed by MetaSolv from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for 2002, as well as by other factors, including, but not limited to: the variance of quarterly operating results; the Company’s ability to successfully manage and integrate acquisitions; the Company’s reliance on sales of its software; the need to expand sales and distribution capabilities; the need to expand to new customer markets; the Company’s continued use of strategic relationships; its ability to manage growth; the Company’s international operations; its ability to meet customer expectations; the quality of the Company’s software delivered; competition; consolidation within the telecommunications industry; and limitations on the ability of customers to obtain adequate financing.

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